Exhibit 99.1

Vivos Therapeutics Reports Full Year 2025 Financial Results

Full Year 2025 revenue increased 16%

Integration of The Sleep Center of Nevada and shift business model support path to improved revenues, margins and cash flow

Management to Host Conference Call today at 5:00 pm ET

LITTLETON, Colo., April 15, 2026 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a leading medical device and healthcare services company focused on the treatment of breathing-related sleep disorders and associated chronic health conditions, including obstructive sleep apnea (“OSA”), today reported financial results and operating highlights for the full year ended December 31, 2025.

Full Year 2025 Financial and Operating Summary

●	Revenue was $17.5 million for the year ended December 31, 2025, compared to $15.0 million for the full year ended December 31, 2024, a year over year increase of 16%. The increase in revenue was mainly due to an increase in sleep testing services and an increase in revenue from the treatment of OSA patients at two Nevada locations of The Sleep Center of Nevada (SCN), both offset by the expected wind down of Vivos Integrated Practice (VIP) enrollment revenue. Vivos acquired the operating assets of SCN in June 2025;

●	Gross profit was $10.5 million for the year ended December 31, 2025 compared with $9.0 million for the full year ended December 31, 2024, an increase of 17%;

●	Gross margin remained at 60% for the years ended December 31, 2025 and December 31, 2024;

●	Operating expenses for the year ended December 31, 2025 was $30.4 million, compared to $20.2 million for the year ended December 31, 2024, the increase relating in part to costs associated with integrating and managing SCN operations and related OSA treatment centers;

●	Vivos’ acquisition of the operating assets of SCN and investments in that business resulted in an operating loss of $19.9 million for the full year ended December 31, 2025, versus a loss of $11.2 million for the year ended December 31, 2024;

●	Cash and cash equivalents were $2.0 million as of December 31, 2025, and Vivos’ cash position was augmented subsequent to year end by two financing transactions for aggregate gross proceeds of $6.8 million.

Vivos’ 2025 results of operations reflect its continued pivot in business strategy and steady decrease in its prior focus on enrolling and training VIP dentists to sell Vivos’ proprietary OSA treatments. Vivos’ new business strategy is focused on contractual alliances with and outright acquisitions of sleep specialty medical providers, sleep testing centers and other similar entities.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, stated “2025 was a pivotal year for Vivos. We grew full-year revenue by 16%, maintained gross margin despite significant investment, driven primarily by the continued ramp of our sleep testing services and the integration of The Sleep Center of Nevada. While our operating loss reflects the upfront investments in this new model, we believe these actions, together with recent significant cost-savings initiatives and strengthened capital structure, position Vivos to drive higher top-line growth, better contribution margins, and a clear path toward our goal of cash flow positive operations by end of this year.”

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time (details below), where management will discuss further details on topics including Vivos’ strategic initiatives and the anticipated effect on Vivos’ near-term revenue growth and cash burn.

In addition, further information on Vivos’ financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Annual Report on Form 10-K for the twelve months ended December 31, 2025, which was filed today with the Securities and Exchange Commission (“SEC”). The full 10-K report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Conference Call

To access Vivos’ investor conference call, please dial (800) 717-1738 or (646) 307-1865 for international callers. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers. The passcode for the replay is 1153783. The replay will be available until April 29, 2025

A live webcast of the conference call is available on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology and healthcare services company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. Vivos’ devices have been cleared by the U.S. Food and Drug Administration (FDA) for adult patients diagnosed with all severity levels of OSA and moderate-to-severe OSA in children ages 6 to 17. Vivos’ groundbreaking Complete Airway Repositioning and Expansion (CARE) devices are the only FDA 510(k) cleared technology for treating severe OSA in adults and the first to receive clearance for treating moderate to severe OSA in children.

OSA affects over 1 billion people worldwide, yet 80% or more remain undiagnosed and unaware of their condition. This chronic disorder is not just a sleep issue—it is closely linked to many serious chronic health conditions. While the medical community has made strides in treating sleep disorders, breathing and sleep health remain areas that are still not fully understood. As a result, legacy OSA treatments like CPAP are often mechanistic and fail to address the root causes of OSA.

Founded in 2016 and based in Littleton, Colorado, Vivos is working to change this. Through innovative technology, education, and acquisitions of, or commercial collaborations with, sleep healthcare providers, Vivos is empowering healthcare providers to address the complex needs of OSA patients more thoroughly.

Vivos calls the use of its appliances and protocols to treat OSA The Vivos Method, which offers a proprietary, clinically effective solution that is nonsurgical, noninvasive, and nonpharmaceutical, providing hope to allow patients to Breathe New Life.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the actual future impact of the initiatives and corporate achievements described herein on Vivos’ future revenues and results of operations and the anticipated benefits of the Company’s new marketing and distribution model described herein) may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to implement revenue, sales and marketing strategies and other strategies that increase revenues, (ii) the risk that some patients may not achieve the desired results from using Vivos products, (iii) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea treatment sector; (iv) the risk that Vivos may be unable to secure additional financings on reasonable terms when needed, if at all, or maintain its Nasdaq listing due to, among other things, a deficiency in its stockholders’ equity; (v) market and other conditions, and (vi) other risk factors described in Vivos’ filings with the SEC. Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations and Media Contact:

Bradford Amman

Chief Financial Officer and Investor Relations Contact

investors@vivoslife.com

-Tables Follow-

VIVOS THERAPEUTICS, INC.

Consolidated Balance Sheets

December 31, 2025 and 2024

(In Thousands, Except Per Share Amounts)

	2025	2024
Current assets
Cash and cash equivalents	$2,029	$6,260
Accounts receivable, net of allowance of $882 and $390, respectively	1,581	430
Prepaid expenses and other current assets	774	783
Total current assets	4,384	7,473

Long-term assets
Goodwill	8,572	2,843
Property and equipment, net	3,757	3,311
Operating lease right-of-use asset	4,166	1,032
Intangible assets, net	4,045	409
Deposits and other	228	216
Total assets	$25,152	$15,284

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities
Accounts payable	$1,679	$1,098
Accrued expenses	5,988	2,234
Current portion of contract liabilities	479	896
Current portion of operating lease liability	672	477
Current portion of financing lease liability	55	-
Current portion of debt	8,353	-
Other current liabilities	850	273
Total current liabilities	18,076	4,978

Long-term liabilities
Contract liabilities, net of current portion	-	97
Employee retention credit liability	2,904	1,220
Operating lease liability, net of current portion	3,840	1,035
Financing lease liability, net of current portion	113	-
Debt, net of current portion	469	-
Other liabilities	1,300	-
Total liabilities	26,702	7,330

Commitments and contingencies	-	-

Stockholders’ equity/(deficit)
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 9,286,609 shares as of December 31, 2025 and 5,889,520 shares as December 31, 2024	1	-
Additional paid-in capital	123,866	112,141
Accumulated deficit	(125,357)	(104,187)
Total stockholders’ equity/(deficit)	(1,490)	7,954
Non-controlling interest	60	-
Total equity/(deficit)	(1,550)	7,954

Total liabilities and equity/(deficit)	$25,152	$15,284

VIVOS THERAPEUTICS, INC.

Consolidated Statements of Operations

Years Ended December 31, 2025 and 2024

(In Thousands, Except Per Share Amounts)

	2025	2024
Revenue
Product revenue	$6,487	$7,874
Service revenue	10,956	7,157
Total revenue	17,443	15,031

Cost of sales (exclusive of depreciation and amortization shown separately below)	6,901	6,012

Gross profit	10,542	9,019

Operating expenses
General and administrative	27,727	17,878
Sales and marketing	1,400	1,731
Depreciation and amortization	1,309	581

Total operating expenses	30,436	20,190

Operating loss	(19,894)	(11,171)

Non-operating income (expense)
Other expense	(1,481)	(110)
Other income	145	145
Loss before income taxes	(21,230)	(11,136)

Net loss	$(21,230)	$(11,136)
Net loss attributable to non-controlling interest	(60)	-
Net loss attributable to stockholders	$(21,170)	$(11,136)

Net loss per share (basic and diluted)	$(2.07)	$(2.22)
Weighted average number of shares of Common Stock outstanding (basic and diluted)	10,273,881	5,019,886